Exhibit 10.17

DATED JUNE 16, 2006

Between

MONCEAU DEELNEMINGEN I B.V.

(as Purchaser)

BLYTH HOLDING B.V.

(as Seller)

and

BLYTH, INC.

(as Guarantor)

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT is made on this 16th day of June 2006 (the “Agreement”)

Between:

(1)                                  MONCEAU DEELNEMINGEN I B.V., a private limited liability company organized and existing under the laws of The Netherlands with its registered office in ‘s-Gravenhage and its principal place of business at Adriaan Pauwstraat 51, 2582 AP in ‘s-Gravenhage, The Netherlands (the “Purchaser”); and

(2)                                  BLYTH HOLDING B.V., a private limited liability company organized and existing under the laws of The Netherlands with its registered office in Tilburg and its principal place of business at Gesworenhoekseweg 8, 5047 TM in Tilburg, The Netherlands (the “Seller”);

(3)                                  BLYTH, INC., a corporation organized and existing under the laws of the state of Delaware, United States of America, with its principal place of business at One East Weaver Street, Greenwich, CT 06831, United States of America (“Blyth” or the “Guarantor”);

WHEREAS :

(A)                              Seller is the legal and beneficial owner of the entire issued share capital of (i) Schothuis Holding Holland (S.H.H.) B.V., a private limited liability company organized and existing under the laws of The Netherlands with its registered office at Almere and its principal place of business at De Steiger 77, 1351 AE, Almere, The Netherlands (“Schothuis”) and (ii) Edelman B.V., a private limited liability company organized and existing under the laws of The Netherlands with its registered office at Reeuwijk and its principal place of business at Schinkeldijk 56, 2811 PB, Reeuwijk, The Netherlands (“Edelman”). Schothuis and Edelman will hereinafter be collectively referred to as the “Companies”.

(B)                                Schothuis owns the total issued share capital of the Dutch Subsidiaries.

(C)                                Edelman owns, directly or indirectly, the total issued share capital of the Foreign Subsidiaries.

(D)                               The Companies, the Dutch Subsidiaries and the Foreign Subsidiaries (collectively: “the Group” or “Group Companies”) are in the business of designing, developing and importing products for interior and exterior decoration.

(E)                                 The Seller and the Purchaser have agreed that the Seller shall sell and transfer to the Purchaser and the Purchaser shall purchase and acquire from Seller 100% of the total issued share capital of the Companies, consisting of 40 shares, par value €453.78 per share, numbered 1 to 40 for Schothuis and 1000 shares, nominal value €453.78 per share, numbered 1 to 1000 for Edelman (collectively: the “Shares”), all for the consideration and on the terms and subject to the conditions contained in this Agreement.

(F)                                 The Parties have notified the administrator of the SER Merger Committee pursuant to the SER Merger Code 2000.

THEREFORE IT IS HEREBY AGREED as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1                                 Definitions. In this Agreement, unless the context otherwise requires, the words and expressions used in this Agreement shall have the meanings set out in Schedule 1.

1.2                                 Headings. Headings are inserted for convenience only and shall not affect the construction of this Agreement.

ARTICLE 2 - SALE AND PURCHASE OF THE SHARES

2.1                                 Sale and Purchase. The Seller hereby, subject to the terms and conditions of the Agreement, sells (“verkoopt”) the Shares to Purchaser, and Purchaser hereby, subject to the terms and conditions of this Agreement, purchases (“koopt”) the Shares from the Seller, together with all rights attaching to them, free of any Encumbrances.

2.2                                 Transfers. At Closing, the Seller agrees to transfer (“leveren”) to Purchaser the Shares and the Purchaser agrees to accept the transfer from Seller.

ARTICLE 3 – CONSIDERATION, REPAYMENT AND ASSUMPTION OF INDEBTEDNESS

3.1                                Purchase Price. The consideration for the Shares shall be €30,500,0000 (Thirty Million Five Hundred Thousand Euros) (the “Consideration”).

3.2                                 Tax settlement

a.                             The Companies and the Dutch Subsidiaries form part of the fiscal unity for corporate income tax purposes which is headed by the Seller. The Parties have agreed to terminate the fiscal unity as per the Completion Date.

b.                            The Seller undertakes to submit its tax returns related to the period until the Completion Date in a manner consistent with past practices (which includes the leading principle that valuation for tax purposes is equal to valuation for commercial purposes) and to refrain from submitting altered tax returns related to the period prior to Completion which could have an adverse effect to the tax position of the Companies and the Dutch Subsidiaries..

c.                             The Seller owes the Companies and the Dutch Subsidiaries the difference between (i) the prepayments made by the Companies and the Dutch Subsidiaries to the Seller in respect of corporate income tax attributable to the Companies and the Dutch Subsidiaries for the financial year 2005 and (ii) the amount of corporate income tax attributable to the Companies and the Dutch Subsidiaries in respect of the financial years 2005 as apparent from the tax returns for the financial year 2005 as agreed between the Parties; the receivable by the Companies and the Dutch Subsidiaries in this respect is estimated to amount to €1,030,000 (the “2005 Tax Receivable”).

d.                            The Companies and the Dutch Subsidiaries estimate the income for corporate income tax purposes attributable to them for the period between 1 January 2006 until the Completion Date (“2006 YTD”) to be negative as a result of which the Seller owes to the Companies and the Dutch Subsidiaries the prepayments made by the Companies and the Dutch Subsidiaries to the Seller in respect of 2006 YTD being an amount of € 533,204 (the “2006 YTD Tax Receivable”).

e.                             In addition the Seller may be entitled to a tax loss carry back in respect of the losses incurred by the Companies and the Dutch Subsidiaries during the financial year 2006 until the Completion Date (the “2006 YTD Carry Back”). The Companies and the Dutch Subsidiaries expect the 2006 YTD Carry Back based upon management information until May 2006 to amount to € 617,000. Seller confirms that the fiscal result of the fiscal unity headed by the Seller is - without taking into account the result of the Companies and the Dutch Subsidiaries - negative.

f.                               The Seller and the Purchaser hereby agree to set off the estimated 2005 Tax Receivable of € 1,030,000 against the amount outstanding under Seller’s loan to Edelman (this loan being an amount of € 1,847,984.38. For this purpose Schothuis and the Dutch Subsidiaries assign their part of the 2005 Tax Receivable to Edelman against nominal value which will remain due in current account by Edelman to Schothuis and the Dutch Subsidiaries. The Companies and the Dutch Subsidiaries shall co-sign this Agreement for this purpose. The Purchaser shall procure that the balance of the Seller’s loan to Edelman and the 2005 Tax Receivable shall be repaid by Edelman to Seller upon Completion. Upon set off, the Group is discharged from any and all obligations vis-a-vis Blyth Holding and any of its Affiliates other than those which may result from this Agreement.

g.                            The Parties shall jointly determine the definitive amount of the 2005 Tax Receivable ultimately on 1 September 2006 based upon the tax returns. Upon such determination, the Seller shall pay to the Companies and the Dutch Subsidiaries the 2006 YTD Tax Receivable to be increased or decreased as the case may be by the difference between the final amount of the 2005 Tax Receivable and the estimate of € 1,030,000. If such amount shall be negative (i.e. payable to the Seller by the Companies and the Dutch Subsidiaries), then such amount shall be paid to the Seller by the Companies and the Dutch Subsidiaries.

h.                            In respect of the 2006 YTD Carry Back, the Parties have agreed to co-operate and use all reasonable efforts in order to transfer the tax loss responsible for the 2006 YTD Carry

Back onto the Companies and the Dutch Subsidiaries in accordance with section 15af of the Corporate Income Tax Act. The Parties shall file for a tax ruling on June 19, 2006 and agree that any changes (if any) to the financial statements shall be in accordance with US GAAP and any changes (if any) to the tax accounts shall be in accordance with Dutch fiscal law. Parties agree that each party shall bear its own costs in relation to the tax ruling. Seller shall consult and co-operate with Purchaser in relation to the preparation of its tax returns; and

i.                                The Seller and the Purchaser hereby agree to reimburse one another for payments made by the Seller for the benefit of the Companies and/or the Dutch Subsidiaries as well as for payments made by the Companies and the Dutch Subsidiaries for the benefit of the Seller and/or its Affiliates. These payments consist of payments made with respect to insurances by Seller and its Affiliates on behalf of the Group up to Closing, which have not been billed to the Group prior to Closing. These amounts will not exceed USD 85,000. The Parties shall jointly determine the definitive amount ultimately on 1 September 2006.

ARTICLE 4 – CLOSING

4.1                                Place of Closing. Closing shall take place at the offices of Houthoff Buruma, in Rotterdam, The Netherlands on June 16, 2006 at 10:00 a.m. or at such other place and time as shall be mutually agreed between the Parties, where all (and not some only) of the events described in this Article 4 shall occur.

4.2                                 Seller’s Closing obligations. At Closing, the Seller shall:

(a)                        deliver or cause to be delivered to the Purchaser:

(i)                            a copy of either (i) the positive unconditional written advice of the works councils of Edelman BV and Euro-Decor BV with respect to the transactions contemplated hereby or (ii) a positive conditional written advice of the works councils of Edelman BV and Euro-Decor BV with respect to such transactions, with conditions acceptable to the Purchaser in its sole discretion;

(ii)                         the original shareholders registers of the Companies and the Dutch Subsidiaries;

(iii)                      the share certificates or similar proof of title to the Foreign Subsidiaries;

(iv)                     a written opinion of Baker & McKenzie, New York confirming the authority of the person(s) signing this Agreement and the Deed of Assignment on behalf of Blyth;

(b)                        execute:

(i)                            the Notarial Transfer Deed, attached hereto as Schedule 4.2 (b(i);

(ii)                         the Funds Flow Letter, attached hereto as Schedule 4.2 (b)(ii);

(iii)                      together with Blyth, the deed of assignment between Seller, Blyth and Purchaser, countersigned by CDX Group B.V. (the “Deed of Assignment”) attached hereto as Schedule 8.12;

(c)                        cause the Companies to execute the Notarial Transfer Deed;

(d)                       authorize the civil law notary executing the Notarial Transfer Deed to make the relevant entries in the shareholders registers of the Companies.

4.3         Purchaser’s Closing Obligations. At Closing, and upon the delivery of the items set out in Article 4.2 above, the Purchaser shall:

(a)                                  execute:

(i)                                     the Notarial Transfer Deed;

(ii)                                  the Funds Flow Letter;

(iii)                               the Deed of Assignment, and

(b)                       pay:

(i)                           the Consideration; and

(ii)                        the amount owed pursuant to Article 3.2.

ARTICLE 5 – DELETED

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

Warranties of the Seller. The Seller represents, warrants and undertakes (“verklaart, staat er voor in en garandeert”) to and with the Purchaser that each of the Warranties, as set out in Schedule 6, is at the date of this Agreement true, accurate and not misleading. The Seller and the Purchaser explicitly agree that the Warranties shall constitute an allocation of risks between the Purchaser and the Seller to the extent that adverse consequences from incorrect and/or incomplete Warranties shall at all times be for the full account and liability of the Seller.

ARTICLE 7 - REMEDIES FOR BREACHES

7.1                           Breaches and Infringements. In the event of a breach of any of the Warranties given by the Seller (“Breach”), the Seller shall reimburse and hold harmless (“schadeloos stellen”) either the Purchaser or the pertinent Group Company (at the option of the Purchaser) for all damages, losses, reasonable costs and expenses (“Damages”) suffered by the pertinent Group Company as a result of the Breach, without prejudice to other statutory rights of the Purchaser. The Parties agree that the Damages shall include the amount necessary to put the Purchaser -or at the option of the Purchaser, the pertinent Group Company- in a position similar to the position the Purchaser or the Group Company would have been in without the relevant Breach.

7.2.1                  Single Claim under multiple Warranties. It is expressly understood that if and to the extent an event gives rise to a Claim under more than one Warranty, the Purchaser shall be entitled to file a Claim under any such breached Warranty as it may deem fit, on its own behalf and/or on behalf of the pertinent Group Company as third party beneficiary of the right to be reimbursed and held harmless pursuant to this Article 7, provided, however, that it cannot claim reimbursement of the same Damages twice. Also, for the avoidance of doubt it is expressly confirmed and understood that where this Article 7 refers to “Damages suffered by the Purchaser or a Group Company”, such damages shall not be deemed to have been doubly incurred by both the Purchaser and the Group Company, which means that any Damages suffered for which a Group Company is reimbursed cannot be claimed twice by the Purchaser, and vice versa.

7.3                           Additional Indemnity. In addition, and without prejudice to Article 7.1, the Seller shall indemnify and hold the Purchaser and the Group harmless from any and all Damages arising out of or in connection with:

(a)                                 any liability of the Group for Taxes attributable to tax periods ending on or before the Closing Date, it being clearly understood and acknowledged that this indemnity will apply to any tax assessments or claims levied or imposed subsequent to the Closing Date relating to tax periods ending on or before the Closing Date;

(b)                                any liability of the Group for Taxes up to and including the Closing for not having applied the applicable VAT rate;

(c)                                 any liability of the Group for obligations of Blyth and/or its affiliated companies (other than the Group Companies);

(d)                                 all losses, liabilities, damages, costs, claims and expenses which Edelman may incur in relation to the payment obligations of Edelman for any salary, holiday allowance, fringe benefits (including company car), expenses, wage and income taxes and/or social security premiums and other Taxes (including any related interest, fines or penalties), insurance premiums (including contributions under the (collective) medical insurance), bonuses (including 13th month salary and bonuses under the “Blyth Manager Incentive Compensation Plan”), payment of overtime, (pre-)pension scheme and/or any other pension scheme or pension fund obligations (including back-service obligations) which Edelman must pay or is liable for as employer of Mrs H.A.A. Lenferink-Van Dongen and all such other contributions to, or for the benefit of, Mrs Lenferink-Van Dongen that must be paid by Edelman in its capacity as employer of Mrs H.A.A. Lenferink-Van Dongen;

Parties have agreed that the employment agreement of Mrs H.A.A. Lenferink-Van Dongen (including all rights and obligations related thereto) shall be taken over by Blyth or Blyth Holding on or before 1 July 2006. In terms of article 6:159 of the Dutch Civil Code (contractsovername), Edelman hereby assigns, transfers and sets over to Blyth, which hereby accepts and takes over the employment agreement of Mrs H.A.A. Lenferink-Van Dongen, including all rights and obligations related thereto. Parties shall procure that Mrs H.A.A. Lenferink-Van Dongen shall give her consent as soon as practically possible, but in any event before 1 July 2006. If the employment agreement is not terminated or taken over on 1 July 2006, Blyth shall be liable for and indemnify Edelman for all losses, liabilities, damages, costs, claims and expenses (including the reasonable fees and disbursements of Edelman or Purchaser’s counsel) which Edelman and/or Purchaser may incur pursuant to the termination of Mrs H.A.A. Lenferink-Van Dongen’s employment agreement;

it being understood and agreed that (i) the limitations of liability as set forth in 7.8 up to and including 7.10 shall apply and (ii) the other limitations of liability as set forth in this Article 7 shall not apply to this additional indemnity.

7.4                                 Limitation of Liability. Subject to Article 7.7, the aggregate amount to which the Seller shall be subject pursuant to this Article 7 shall be limited to the Consideration.

7.5                                Survival. Subject to Article 7.7, all Warranties shall survive the Closing Date until June 16, 2011 provided, however, that all such Warranties shall expire on such dates, except for Claims asserted by the Purchaser prior to such dates.

7.6                                Threshold.

i)                                        The Purchaser shall not be entitled to seek indemnification for any Claim for Breach unless the total amount of Damages arising from such Breach exceeds € 10,000 (ten thousand Euro);

ii)                                     Subject to Article 7.7, the Purchaser agrees not to enforce any Claim until the aggregate amount of all Claims exceeds € 300,000 (Three Hundred Thousand Euro)

and then the Purchaser shall be entitled to recover all Claims (i.e., claims exceeding the threshold as set forth in Article 7.6(i) from the first Euro).

7.7                                 Qualifications to Limitations. If in any case a Claim has arisen by reason of:

(i)                                   fraud or deliberate non-disclosure on the part of the Seller prior to the date of this Agreement; or

(ii)                                  the Seller not having title to any of the Shares to the same extent as received pursuant to the Original Agreement;

(iii)                               breach of any of the warranties set forth in Clause 2 under (h) and (s), 3 under (c) and (d) and 4 under (a) of the Warranties.

then in any such case none of the limitations set forth in Articles 7.4, 7.5 and 7.6 shall apply.

7.8                                Events after Closing. No Claim by Purchaser for any Breach shall arise to the extent that the Claim arises as a result of (i) any change in the accounting principles applied by the Group subsequent to Closing, or of (ii) any changes in applicable laws or regulations after Closing or of (iii) a new interpretation of existing laws by a court or other public authority in a judgement or decision published after Closing.

7.9                                Payments received. If the Seller has made a payment for Damages and the Purchaser or the Group simultaneously therewith or subsequently thereto receives any benefit other than from the Seller which would not have been received but for the circumstance giving rise to the Claim in respect of which the payment for Damages was made by the Seller, the Purchaser shall, once it or the Group has received the benefit, forthwith repay to the Seller an amount equal to the lesser of the amount of such benefit and the amount paid by the Seller.

7.10                          Tax Benefits. In assessing any Damages any corresponding Tax advantages, savings by, or other Tax benefit to Purchaser or any Group Company shall be taken into account when calculating the Damages, provided, however, that in the event the Purchaser or any Group Company subsequently is not entitled to a Tax advantage, saving or benefit determined on a stand alone basis, the amount of such non-entitled advantage, benefit or saving shall be paid for by the Seller to the Purchaser.

7.11                          Claim Procedure.

(a)                                  The Purchaser shall give the Seller written notice (the “Indemnification Notice”) of any facts and the circumstances giving rise to a Claim within 30 days of the Purchaser’s becoming aware of the facts and circumstances giving rise to such Claim. However, failure of the Purchaser to give such notice within such 30-day period shall not relieve the Seller of its liability with respect to such Claim except to the extent that Purchaser’s failure to give notice within such period causes damages to Seller (including any liability in the Seller’s ability to prevent or mitigate Damages resulting from the Breach).

(b)                                 If the Claim relates to a claim or the commencement of an action or proceeding by a Third Party against (or otherwise requires any action by) the Group and/or the Purchaser, then the Seller shall have, upon request within sixty (60) days after receipt of the Indemnification Notice (but not in any event after the settlement or compromise of such Claim), the right to defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Group and/or the Purchaser; provided, however, that if the Group and/or the Purchaser determines that there is a reasonable probability that a Claim may materially and adversely affect it, it shall at its own discretion and at its own costs have the right to defend (without the participation of the Seller), compromise or settle such claim or suit in which event the Seller shall be timely informed of settlement negotiations, in which event the Purchaser shall be deemed to have waived its right to seek recourse against the Seller in relation to that particular Claim. The Party defending the Claim shall make reasonable endeavours to strike a fair balance between the interests of the Seller in keeping the compensation as low as possible and the interests of the Purchaser and any of the Group Companies to maintain good business relations with the Third Party concerned. If the Seller shall decide that it will not defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Group and/or the Purchaser and the Group and/or the Purchaser shall incur Damages directly or indirectly relating to this decision of the Seller, the Purchaser shall have full recourse against the Seller as to the Damages incurred.

(c)                                  If the Claim does not relate to a claim or the commencement of an action or proceeding by a Third Party, the Seller shall have ninety (90) days after receipt of the Indemnification Notice during which it shall have the right to object to the subject matter and the amount of the Claim set forth in the Indemnification Notice by delivering written notice thereof to the Purchaser. If the Seller does not so object within such ninety-day period, it shall be conclusively deemed to have agreed that it is obligated to indemnify Purchaser for the matters set forth in the Indemnification Notice. If the Seller sends notice to the Purchaser objecting to the matters set forth in the Indemnification Notice, the Seller and the Purchaser shall use their best efforts to settle the Claim. If the Seller and the Purchaser are unable to settle the Claim, the matter shall be resolved in the manner set forth in Article 12.2 of this Agreement.

(d)                                 The Seller hereby covenants and agrees that it will (i) do its utmost effort to withdraw any attachment on any assets of the Companies (including providing (the necessary) securities (such as a bank guarantee)); (ii) compensate the Purchaser and/or the Group Companies for and indemnify and hold the Purchaser and/or the Group Companies harmless against costs (including but not limited to the fees and disbursements of the counsel) and reimbursements pursuant to (the withdrawal of) any attachment on any assets of the Group Companies pursuant to a Third Party Claim, including costs with respect to the issue of a bank guarantee, and (iii) to the extent that the Seller conducts the defence against a claim, it shall do so to the best of its abilities and take the Purchaser’s and the Group Companies’ interests into account.

7.12                          Repayment. Any payment under this Article 7 shall be deemed to be a partial repayment of the Consideration.

7.13                          Guarantor. Blyth hereby absolutely irrevocably and unconditionally guarantees to Purchaser and/or Group (i) the full and prompt payment when due, whether by indemnification or otherwise, of all the payment obligations of Seller to Purchaser and/or Group under this Agreement, and (ii) the full and prompt payment and/or the due performance as the case may be, when due of all warranties, indemnity obligations, covenants and agreements, both monetary and non-monetary, by the Seller of its obligations under, and compliance by the Seller with the terms of, the Closing Documents. The obligations of Blyth hereunder shall constitute a direct, primary and unconditional liability to pay on first demand to the Purchaser and/or Group any sum or sums which the Seller may be or become liable to pay hereunder without the need for any claim or recourse on the part of the Purchaser and/or Group against the Seller.

ARTICLE 8 - MISCELLANEOUS

8.1                                 Parties’ Costs. Each Party to this Agreement shall pay its own costs and disbursements of and incidental to this Agreement and the sale and purchase of the Shares, provided that all costs associated with the Notarial Transfer Deed shall be borne by the Purchaser.

8.2                                 Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other Parties):

To the Seller and/or Guarantor:	Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831-5118
UNITED STATES OF AMERICA
	Telephone No:	+1 203 552 6617
	Facsimile No:	+1 203 661 1969
	Attention:	Marcia Pontius
Michael Novins

With a copy to:	Baker & McKenzie, Attorneys at Law
Postbus 2720
1000 CS Amsterdam
	Telephone No:	+31 20 55 17 555
	Facsimile No:	+31 20 626 79 49
	Attention:	Jeroen Hoekstra

To the Purchaser:	Monceau Deelnemingen I
Adriaan Pauwstraat 51
2582 AP Den Haag
The Netherlands
	Telephone No:	+31 70 3559181
	Facsimile No:	+31 70 3515325
	Attention:	J.H.M. Rijper

With a copy to:	Houthoff Buruma N.V.
Postbus 1507
3000 BM Rotterdam
	Telephone No:	+31 10 2172647
	Facsimile No:	+31 10 2172702
	Attention:	M.F. Pannekoek

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by fax, when dispatched.

For the purpose of serving any document (including notices and writ of summons), Blyth hereby chooses domicile for the purposes of this Agreement at the offices of Baker & McKenzie Amsterdam N.V. (“domicilie keuze”).

Purchaser acknowledges the proposed moving of Baker & McKenzie Amsterdam N.V. to Claude Debussylaan 54, 1082 MD, Amsterdam, The Netherlands as per July 21, 2006.

8.3                                Waiver. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach by the other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

8.4                                Assignment. The benefit of this Agreement, or any agreement or document entered into pursuant to this Agreement may not be assigned, unless with the prior written consent of the other Party.

8.5                                Entire Agreement. This Agreement (together with any documents referred to herein or executed contemporaneously or at Closing by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements or arrangements between them relating to the subject matter of this Agreement, including but not limited to the offer letter dated May 10, 2006 and the acceptance letter dated May 18, 2006 and it is expressly declared that no variations of this Agreement shall be effective unless made in writing and executed by the Parties.

8.6                                Counterparts. This Agreement may be executed on faxed or scanned copies and in any number of counterparts by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original and so that all counterparts shall together constitute one and the same instrument

8.7                                Continuity of obligations. All the provisions of this Agreement shall remain in full force and effect notwithstanding Closing (except insofar as they set out obligations that have been fully performed at Closing).

8.8                                 Severability. If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

8.9                                Further acts. The Parties agree that title 1 of Book 7 DCC is not applicable to this Agreement.

8.10                          Rescission. At the Closing Date Purchaser, Seller and Blyth shall be deemed to have waived their right to rescind (“ontbinden”) this Agreement (without any specific action being further required).

8.11                          Purchaser’s Warranties.

The Purchaser represents and warrants the following to the Seller:

(a)                                The Purchaser has full power and authority, corporate and otherwise, (i) to enter into the Agreement and each other agreement, instrument or document referred to in the Agreement to which the Purchaser is a party or which the Purchaser is otherwise required to execute at or prior to the Closing pursuant to the Agreement (collectively the “Closing Documents”), (ii) to perform its respective obligations under the Closing Documents and (iii) to consummate the transactions contemplated by the Closing Documents.

(b)                               The execution by the Purchaser of the Closing Documents, the performance by the Purchaser of its respective obligations thereunder and the consummation by Purchaser of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.

(c)                                The Purchaser has duly executed the Agreement, and the Agreement constitutes, and each of the other Closing Documents will upon execution thereof constitute, the valid and legally binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(d)                               The execution of the Agreement by the Purchaser does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) the Articles of Association or similar documents governing the Purchaser, (ii) any statute, law, ordinance, rule, regulation, judgement, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Purchaser or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Purchaser is now a party or by which the Purchaser may be bound.

(e)                                No declaration, filing or registration with, notice to, authorisation or consent or approval of, any court, governmental or regulatory body or authority or any other person is necessary in connection with (i) the execution of any Closing Document by the Purchaser or (ii) the consummation by the Purchaser of any of the transactions contemplated thereby.

8.12                          Assignment claim on CDX. As set out in Schedule 8.12, Seller and Blyth have assigned and transferred to Purchaser, which therein accepted, all rights and claims (together with all rights (e.g. accessory rights, right of priority and enforcement) and actions attaching to them) which Blyth and/or Seller may have against CDX Group B.V. pursuant to the share sale and purchase agreement (dated 10 September 2004) between Seller, Blyth and CDX Group B.V. By countersigning such transfer agreement CDX Group B.V. approved of the transfer and assignment of the claim(s) of Seller and Blyth to Purchaser.

ARTICLE 9 - RESTRICTION ON ANNOUNCEMENTS

The Parties hereto undertake that prior to Closing and thereafter they will not (save as required by law, including the regulations of the Securities and Exchange Commission with respect to public disclosure of the entry into this agreement and the pro forma effect of this transaction on the financial statements of Blyth) make any announcement in connection with this Agreement, unless Seller and Purchaser hereto shall have given their written consent to such announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

ARTICLE 10 - CONFIDENTIAL INFORMATION

10.1                           Non-disclosure. The Parties undertake that they shall treat as strictly confidential all Confidential Information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of each of the Parties or any member of their group and subject to the provisions of Article 10.2 that they will not at any time hereafter make use of or disclose or divulge to any person any such Confidential Information and shall use their best endeavours to prevent the publication or disclosure of any such information.

10.2                           Exceptions. The restrictions contained in Article 10.1 shall not apply so as to prevent the Parties from making any disclosure required by law or by any securities exchange (including the regulations of the Securities and Exchange Commission with respect to public disclosure of the entry into this agreement and the pro forma effect of this transaction on the financial statements of Blyth) or supervisory or regulatory or governmental body pursuant to rules to which the relevant Party is subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (provided always that the provisions of this Article shall apply to and the Parties shall procure that they apply to, and are observed in relation to, the use or disclosure by such professional adviser of the information provided to him) nor shall the restrictions apply in respect of any information which comes into the public domain otherwise than by a breach of this Article by the Parties.

ARTICLE 11 – COOPERATION WITH RESPECT TO TAX AND FINANCIAL INFORMATION

11.1                          Cooperation.  Purchaser shall cooperate fully, as and to the extent reasonably requested in writing by the Seller, in connection with the preparation and filing of tax returns and any audit or other proceeding with respect to taxes and the preparation of financial statements and any audit thereof.

Such cooperation shall include the prompt signing of any returns, amended returns, claims or other documents necessary for the other party to accurately and timely satisfy its United States, state and/or foreign tax reporting obligations.  Such cooperation shall also include the prompt provision of financial records and information which are relevant to any tax reporting obligations of the other party or preparation of financial statements.  Purchaser shall make its and the relevant group Company’s employees (or other delegates and advisors) available on a mutually convenient basis to the other party in order to provide additional information and explanation of any material provided hereunder.  Moreover, Purchaser shall use its best efforts to deliver a final set of closing financial statements with respect to the Group by July 14, 2006, which shall under no circumstances be delivered later than 5 working days after July 14, 2006.

11.2                          Expenses. Notwithstanding any other provision hereof, each party will bear its own expenses in complying with the foregoing provisions. However, Blyth and Seller shall pay and/or reimburse the costs, disbursements and (out of pocket) expenses charged by a third party (e.g. auditor/accountant/tax advisor) and incurred by Purchaser and/or any of the Group Companies in relation to the cooperation pursuant to this Article 11 and the preparation, execution and carrying into effect of this Article 11.

ARTICLE 12 - GOVERNING LAW AND ARBITRATION

12.1                          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

12.2                          Arbitration. All disputes arising in connection with this Agreement, or further agreements or contracts resulting thereof, shall be finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (“Nederlands Arbitrage Instituut”). The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Amsterdam. The arbitral procedure shall be conducted in the English language. The arbitral tribunal shall decide according to the rules of law (“naar de regelen des rechts”). Consolidation of the arbitral proceedings with other arbitral proceedings pending in The Netherlands, as provided in art. 1046 of The Netherlands Code of Civil Procedure is excluded.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

The Purchaser:		The Companies and the Dutch Subsidiaries
MONCEAU DEELNEMINGEN I B.V.		SCHOTHUIS HOLDING HOLLAND (S.H.H) B.V. SC

By:	Joseph Hendrikus Maria Rijper	By:	Ronald van Veen
Title:	Managing Director	Title:	Managing Director

The Seller:
BLYTH HOLDING B.V.		EDELMAN B.V.

By:	Robert Jeffrey Carr	By:	Ronald van Veen
Title:	Managing Director	Title:	Managing Director

The Guarantor:
BLYTH, INC.		EURO-DECOR B.V.

By:	Robert Barghaus	By:	Ronald van Veen
Title:	Vice President and Chief Financial Officer	Title:	Managing Director

SEMFAR B.V.		SEMFAR B.V.

By:		By:	Ronald van Veen
Title:	Managing Director	Title:	Managing Director